AMENDMENT NO. 9 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 9 TO FUND PARTICIPATION AGREEMENT is made as of this     day of December, 2011 by and between SYMETRA LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and the Distributor are parties to a certain Fund Participation Agreement dated December 19, 1995, as amended on June 26, 1997, September 12, 1997, February 22, 2002, April 29, 2003, March 28, 2005, July 27, 2005, March 1, 2007 and August 31, 2011 (the “Agreement”) whereby shares of the Funds were made available to serve as investment funding options for the Contracts;

WHEREAS, the parties desire to expand the number of classes of Funds available under the Agreement and revise the reimbursement terms for such Funds as set forth herein;

WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Funds Available. The second recital of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

“WHEREAS, the Company wishes to offer as investment options under the Contracts, Class I of the following Funds: VP Balanced, VP International, VP Ultra, VP Value, VP Large Company Value, VP Mid Cap Value, and VP Inflation Protection, and Class II of the following Funds: VP Ultra, VP Large Company Value and VP Inflation Protection, all of which are issued by American Century Variable Portfolios, Inc. (collectively the “Funds”) and each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and”

2. Addition of Accounts. The definition of “Accounts” contained in Section 6(a)(ii) of the Agreement is hereby amended to include Symetra Separate Account VL. The Company represents and warrants that each of the Accounts is a separate account under Washington State Insurance law, each has been registered as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts, and that all other representations and warranties contained in the Agreement are true for all of the Accounts, as that term is now defined.

3. Amendment of Exhibit A. Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 9 as of the date first above written.

SYMETRA LIFE INSURANCE COMPANY

By:
Name:
Title:

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:
Name:
Title:

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EXHIBIT A

FUNDS AVAILABLE AND APPLICABLE

ADMINISTRATIVE SERVICES FEES

Class I VP Funds	FEES
VP Balanced	25 basis points
VP International	25 basis points
VP Value	25 basis points
VP Ultra	25 basis points
VP Large Company Value	25 basis points
VP Inflation Protection	15 basis points
VP Mid Cap Value	25 basis points

Class II VP Funds	FEES
VP Ultra	25 basis points
VP Large Company Value	25 basis points
VP Inflation Protection	15 basis points

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